 Exhibit 24

SECTION 16 POWER OF ATTORNEY

I, Kathleen Steele, do hereby constitute and appoint Stephen Zamansky and Mark Skonieczny, my true and lawful attorneys-in-fact, either of whom acting singly is hereby authorized, for me and in my name and on my behalf as a director, officer and/or shareholder of REV Group, Inc. to prepare, execute and file any and all forms, instruments or documents, including any necessary amendments thereto, as such attorneys or attorney deems necessary or advisable to enable me to comply with Section 16 of the Securities Exchange Act of 1934 or any rule or regulation of the SEC in respect thereof (collectively, Section 16). I do hereby ratify and confirm all acts my said attorney shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorneys in-fact, serving in such capacity at my request, are not assuming, nor is REV Group, Inc assuming, any of my responsibilities to comply with Section 16.

This power of attorney shall remain in full force and effect until it is revoked by the undersigned in a signed writing delivered to each such attorney-in-fact or the undersigned is no longer required to comply with Section 16, whichever occurs first.

WITNESS the execution hereof this 10th day of January, 2024.

/s/ Kathleen Steele

Kathleen Steele